Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 8, 2013, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2012, of TASER International, Inc., which are incorporated by reference in this Registration Statement (Form S-8 relating to the TASER International, Inc. 2013 Stock Incentive Plan). We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Phoenix, Arizona

August 7, 2013